[IEC Electronics Corp. Logo]

105 Norton Street  o  PO Box 271  o  Newark, NY 14513  o  Ph: (315) 331-7742  o
                  Fax: (315) 331-3547  o  www.iec-electronics.com

                                  Exhibit 99.1

                IEC's Announces Third Quarter Profit and Earnings
                        Improvement from the Prior Year

Newark, NY - July 27, 2005 - IEC Electronics Corp. (IECE.OB) announced today its results for the third quarter of fiscal 2005, ending July 1, 2005.

IEC reported a net income of $78,000 or $0.01 per share on revenue of $4.0 million for the quarter. This compares to a net loss of $1,146,000 or ($0.14) per share on revenue of $6.2 million for the same quarter a year ago.

IEC's net income for the first nine months of fiscal 2005 was $ 234,000 or $0.03 per share on revenue of $14.9 million. This compares to a loss for the first nine months of fiscal 2004 of $890,000 or ($0.11) per share on revenue of $20.0 million.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Rebuilding our sales base and developing a steady stream of top line growth is our top priority. Our new prospect portfolio continues to stay strong and our manufacturing representatives continue to present us with excellent opportunities. Operationally we continue to gain strength. We have ample working capital, an unused credit facility to support our new customer activities and we are virtually debt free with long-term debt of less than $800,000. Three years ago our debt was well over $20 million. As mentioned last quarter, some of the nimble manufacturing processes and focused factory efforts have improved our gross margin and yielded virtually 100% customer on time delivery and reduced cycle times that rival any in the industry. Our turnaround has been a lengthy process which we believe will create value for the shareholders and opportunity for our employees alike."

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's third quarter 2005 results can be found on its web site at www.iec-electronics.com/3rd-quarter05release

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2004 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:  Heather Keenan
          IEC Electronics Corp.
          (315) 332-4262
          hkeenan@iec-electronics.com